STOCK-FOR-STOCK AGREEMENT

     REORGANIZATION AGREEMENT between 21st Century Vision, Inc., a Nevada corporation (hereinafter referred to as "21st"), and shareholders of Optical Resource Management, Inc., a Texas corporation (hereinafter referred to as "ORM").

     For the Acquisition by 21st of all the outstanding stock of ORM, in exchange for stock of 21st.

     AGREEMENT, dated as of this 17th day of May, 1996, between 21st and all of the Shareholders of ORM (hereinafter collectively referred to as the "ORM Shareholders").

     WHEREAS, the ORM Shareholders own 2,925,000 shares of common stock, $.001 par value per share, of ORM, and which constitutes all of the outstanding common stock of ORM, for a total of 2,925,000 issued and outstanding shares of common stock of ORM.

     WHEREAS, the ORM Shareholders have options to purchase up to 2,729,501 shares of the common stock of ORM, at various prices as set forth in Schedule I, attached hereto, which, if exercised, would result in a total of 5,654,501 issued and outstanding shares of ORM.

     WHEREAS, the ORM Shareholders own and have the right to sell, transfer and exchange all of the shares and options for the purchase of the capital stock of ORM. 21st hereby offers 2,925,000 shares of its common stock and options to purchase 2,729,501 shares of common stock to the ORM Shareholders, in the amounts and with the same terms as set forth in Schedule I, hereto, for all of the outstanding common stock and options of ORM. The ORM Shareholders wish to make said exchange.

     WHEREAS, the parties hereto intend that the securities exchange described herein between 21st and the Shareholders of ORM will be tax free in accordance with the provisions of Section 368(a)(1)(B) of the Internal Revenue Code.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto have agreed and by these present do hereby agree as follows:

     1. Exchange of Securities. Subject to the terms and conditions herein-after set forth, at the time of the closing referred to in Section 6 hereof (the "Closing Date"), 21st will issue and deliver, or cause to be issued and delivered to the ORM Shareholders, in exchange for all of the issued and outstanding shares and options of ORM, 2,925,000 shares of its common stock and options to purchase 2,729,501 shares of its common stock in the amounts and with the same terms as set forth in Schedule I, attached hereto. The shares and options of 21st will be allocated as set forth in Schedule I, attached hereto. The shares and options of ORM Shareholders and option holders will be exchanged for shares and options in 21st on a one-for-one basis, such that the options of 21st shall contain the same terms and conditions as the options of ORM.

     2. Representations and Warranties by ORM and ORM Shareholders. ORM and ORM Shareholders each represent and warrant to 21st, all of which represen-tations and warranties shall be true at the time of closing, and shall survive the closing for a period of six (6) months from the date of closing, except as to the warranties and representations set forth in subsection (i) herein, which shall survive for a period of three (3) years from the date of closing, and those set forth in subsection (l) herein, which shall survive for a period of six (6) months from the date of closing, or from the date when the accounts receivable may become due and payable, whichever shall occur later, that:

          (a) ORM is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas and has the corporate powers to own its property and carry on its business as and where it is now being conducted. Copies of the Certificate of Incorporation and the By-Laws of ORM, which have heretofore been furnished by ORM Shareholders to 21st, are true and correct copies of said Certificate of Incorporation and By-Laws including all amendments to the date hereof.

          (b) The authorized capital stock of ORM consists of 25,000,000 shares of common stock, $.001 par value ("Common Stock of ORM"), of which 2,925,000 shares have been validly issued and are now outstanding.

          (c) ORM has options to purchase 2,729,501 shares of common stock with terms of purchase as set forth in Schedule I, attached hereto.

          (d) ORM Shareholders have full power to exchange the shares and options to purchase the capital stock of ORM on behalf of themselves upon the terms provided for in this Agreement, and said shares and options have been duly and validly issued and are free and clear of any lien or other encumbrance.

          (e) From the date hereof, and until the date of closing, no dividends or distributions of capital, surplus, or profits shall be paid or declared by ORM in redemption of their outstanding shares or otherwise, and except as described herein no additional shares or options shall be issued by said corporations.

          (f) Since the date hereof, ORM has not engaged in any transaction other than transactions in the normal course of the operations of their business, except as specifically authorized by 21st in writing.

          (g) ORM is not involved in any pending or threatened litigation which would materially affect its financial condition disclosed to 21st in writing.

          (h) ORM has and will have on the Closing Date, good and marketable title to all of its property and assets shown on Schedule II, attached hereto, free and clear of any and all liens or encumbrances or restrictions, except as shown on Schedule II, attached hereto and except for taxes and assessments due and payable after the Closing Date and easements or minor restrictions with respect to its property which do not materially affect the present use of such property.

          (i) (1) The inventories of ORM as reflected in Schedule II, furnished by ORM Shareholders to 21st prior to the execution hereof, are valued at book value.

               (2)  The inventory of ORM listed on the schedule referred to in
     (i) (1) above is hereinafter collectively referred to as the "Inventory." The Inventory is in good and usable condition.

          (j) As of the date hereof, there are no accounts receivable of ORM of a material nature, except for those accounts receivable set forth in
     Schedule II, attached hereto.

          (k) ORM does not now have, nor will it have on the Closing Date, any long-term contracts ("long-term" being defined as more than one year) except those set forth in Schedule II attached hereto.

          (l) ORM does not now have, nor will it have on the Closing Date any pension plan, profit-sharing plan, or stock purchase plan for any of its employees except those set forth in Schedule II, attached hereto and certain options to proposed executive officers.

          (m) ORM does not now have, nor will it have on the Closing Date, any known liabilities or contingent liabilities other than those disclosed in their audited financial statements dated 12/31/95 and updated, unaudited financial statements dated 3/31/96 attached hereto as Schedule IV except in the ordinary course of business or in connection with its proposed private offering.

     3. Representations and Warranties by 21st. 21st represents and warrants to the ORM Shareholders, all of which representations and warranties shall be true at the time of closing, and shall survive the closing for a period of six
(6) months from the date of closing, as follows:

          (a) 21st is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own its properties and carry on its business as now being conducted and has authorized capital stock consisting of 25,000,000 shares of common stock, $.001 par value per share, of which there are 1,120,000 shares presently outstanding.

          (b) 21st has the corporate power to execute and perform this Agreement, and to deliver the stock required to be delivered to ORM Shareholders hereunder.

          (c) The execution and delivery of this Agreement, and the issuance of the stock required to be delivered hereunder have been duly authorized by all necessary corporate actions, and neither the execution nor delivery of this Agreement, nor the issuance of the stock, nor the performance, observance or compliance with the terms and provisions of this Agreement will violate any provision of law, any order of any court or other governmental agency, the Certificate of Incorporation or By-Laws of 21st or any indenture, agreement or other instrument to which 21st is a party, or by which 21st is bound, or by which any of its property is bound.

          (d) The shares of Common Stock and options of 21st deliverable pursuant hereto will on delivery in accordance with the terms hereof, be duly authorized, validly issued, and fully paid, and non-assessable.

     4. Conditions to the Obligations of 21st. The obligations of 21st here-under shall be subject to the conditions that:

          (a) 21st shall not have discovered any material error or misstatement in any of the representations and warranties by the ORM Shareholders herein, and all the terms and conditions of this Agreement to be performed and complied with shall have been performed and complied with.

          (b) There shall have been no substantial adverse changes in the conditions, financial, business otherwise of ORM from the date of this Agreement, and until the date of closing, except for changes resulting from those operations in the usual and ordinary course of business, and between such dates the business and assets of ORM shall not have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or acts of God or of the public enemies.

          (c) 21st shall upon request and at the time of closing, receive an opinion of counsel to the effect that: (1) ORM is duly organized and validly existing under the laws of the State of Texas and has the power and authority to own its properties and to carry on its respective business wherever the same shall be located and operated as of the Closing Date; and, (2) this Agreement has been duly executed and delivered by ORM Shareholders and constitutes a legal, valid and binding obligation of the ORM Shareholders enforceable in accordance with its terms.

          (d) ORM does not now have, nor will it have on the date of closing, any known or unknown liabilities or contingent liabilities, except as specifically set forth on Schedule II, attached hereto.

          (e) Counsel for 21st, Max C. Tanner, Esquire, shall provide an opinion to be delivered at the Closing Date to the effect that: (1) 21st Century Vision, Inc. is a Nevada corporation, validly existing and in good standing with respect to its corporate charter; (2) that 21st is not under investigation by the SEC, the NASD or any state securities commission;
     (3) that there are no known securities violations; (4) all shares issued by 21st have been validly issued in accordance with Nevada or Federal law, are fully paid, are non-assessable and are fully tradeable; and (5) there are no outstanding options, rights, warrants, conversion privileges or other agreements which would require issuance of additional shares.

     5. Conditions to the Obligations of ORM Shareholders. The obligations of the ORM Shareholders hereunder are subject to the conditions that:

          (a) ORM Shareholders shall not have discovered any material error or misstatement in any of the representations and warranties made by 21st herein and all the terms and conditions of this Agreement to be performed and complied with by 21st shall have been performed and complied with.

          (b) The ORM Shareholders shall upon request, at the time of closing, receive an opinion of counsel to the effect that: (1) 21st is a corporation duly organized and validly existing under the laws of the State of Nevada, and has the power to own and operate its properties wherever the same shall be located as of the Closing Date; (2) the execution, delivery and performance of this Agreement by 21st has been duly authorized by all necessary corporate action and constitutes a legal, valid and binding obligation of 21st, enforceable in accordance with its terms; (3) the securities to be delivered to ORM Stockholders pursuant to the terms of this Agreement has been validly issued, is fully paid and non-assessable; and, (4) the exchange of the securities herein contemplated does not require the registration of the 21st securities pursuant to any Federal law dealing with the issuance, sale, transfer, and/or exchange of corporate securities.

     6. Closing Date. The closing shall take place on or before May 31, 1996, or as soon thereafter as is practicable, at the Law Offices of Max C. Tanner, 2950 East Flamingo Road, Suite G, Las Vegas, Nevada 89121, or at such other time and place as the parties hereto shall agree upon.

     7. Actions at the Closing. At the closing, 21st and ORM Shareholders will each deliver, or cause to be delivered to the other, the securities to be exchanged in accordance with Section I of this Agreement and each party shall pay any and all Federal and State taxes required to be paid in connection with the issuance and the delivery of their own securities. All stock certificates shall be in the name of the party to which the same are deliverable.

     8. Conduct of Business, Board of Directors, etc. Between the date hereof and the Closing Date, ORM will conduct its business in the same manner in which it has heretofore been conducted and the ORM Shareholders will not permit ORM to: (1) enter into any contract, etc., other than in the ordinary course of business; or (2) declare or make any distribution of any kind to the stockholders of ORM, without first obtaining the written consent of 21st.

     Upon closing, the old officers and members of the board of directors of 21st will tender their resignations and a new Board of Directors will be elected by the shareholders of 21st, which shall consist of the following individuals.

          Wayne Allison
          Darrell R. Jolley
          Dr. George Orm, III
          Richard Lottie
          John A. Chalk, Jr.
          William G. Robertson

     Upon election of the above Board of Directors, and subject to the authority of the Board of Directors as provided by law and the By-Laws of 21st, the new officers of 21st, after the closing date of this Agreement shall be as follows:

      Wayne Allison            President and Chief Executive Officer
      Darrell R. Jolley        Chief Operating Officer, Secretary & Treasurer

     9. Access to the Properties and Books of ORM. The ORM Shareholders hereby grant to 21st, through their duly authorized representatives and during normal business hours between the date hereof and the Closing Date, the right of full and complete access to the properties of ORM and full opportunity to examine their books and records.

     10.  Miscellaneous

          (a) This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Nevada.

          (b) Each of the Constituent Corporations shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the consummation of this Agreement, including, without limiting the generality of the foregoing, fees and expenses of financial consultants, accountants and counsel and the cost of any documentary stamps, sales and excise taxes which may be imposed upon or be payable in respect to the transaction.

          (c) At any time before or after the approval and adoption by the respective stockholders of the Constituent Corporations, if required, this Reorganization Agreement may be amended or supplemented by additional written agreements, as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purpose of this Reorganization Agreement, to clarify the intention of the parties, to add to or to modify the covenants, terms or conditions contained herein, or otherwise to effectuate or facilitate the consummation of the transaction contemplated hereby. Any written agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Reorganization Agreement if signed on behalf of ORM or 21st, as the case may be, by its Chairman of the Board, or its President.

          (d) This Reorganization Agreement may be executed in any number of counterparts and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Reorganization Agreement.

          (e) This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the ORM Shareholders and upon the successors and assigns of 21st.

          (f) All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail:

     If to ORM
     Shareholders, then:           4100 McEwen, Suite 160
                                   Dallas, TX 75244

     If to 21st,
     then:                         The Law Offices of Max C. Tanner
                                   2950 East Flamingo Road
                                   Suite G
                                   Las Vegas, NV  89121

     The foregoing Reorganization Agreement, having been duly approved or adopted by the Board of Directors, and duly approved or adopted by the stockholders of the constituent corporation, as required, in the manner provided by the laws of the States of Nevada and Texas, the Chairman of the Board, the President and the Secretary of said corporations, and the Shareholders of ORM do now execute this Reorganization Agreement under the respective seals of said corporation by the authority of the directors and stockholders of each, as required, as the act, deed and agreement of each of said corporations. This Stock-For-Stock Agreement may be signed in two or more counterparts.


                              21ST CENTURY VISION, INC.

                              By: /s/ DONALD CORLEY
                              Donald Corley, President


                              OPTICAL RESOURCE MANAGEMENT, INC.


                              By: /s/ WAYNE ALLISON
                              Wayne Allison, President

            SHAREHOLDERS OF OPTICAL RESOURCE MANAGEMENT, INC.


Name                          Number of Shares
-----------------------       -----------------

/s/ GEORGE ORM III            1,900,000
George Orm, III


/s/ DWIGHT ALLISON            100,000
Dwight Allison



The Palmetto Group            175,000
By /s/ JACK L. KILLEN
Its President



The Strateia Group, Inc.      250,000
By /s/ JOE H. GLOVER
Its President


Micro-Cap, LLC                350,000
By /s/ DANIEL H. WEAVER
Its Manager


Exit Strategy, Inc.           150,000
By /s/ S. INGERSOLL
Its President

                            SCHEDULE I

                            SCHEDULE I


A. OPTICAL RESOURCE MANAGEMENT, INC. Shareholders pre-merger, which shares are to be exchanged for 21st Century Vision, Inc.'s shares on a one-for-one basis.

NAME                           NUMBER OF SHARES
----------------------         --------------------

George Orm, III                1,900,000


Dwight Allison                 100,000


The Palmetto Group             175,000


The Strateia Group, Inc.       250,000


Micro-Cap, LLC                 350,000


Exit Strategy, Inc.            150,000



B. OPTICAL RESOURCE MANAGEMENT, INC. Option Holders pre-merger, which options are to be exchanged for 21st Century Vision, Inc.'s options containing the same terms and conditions as the ORM options.

OPTION HOLDERS            EXERCISE       NUMBER OF        EXPIRATION
                          PRICE          SHARES           DATE
                                         ENTITLED TO
                                         PURCHASE
---------------------     ------------   --------------   --------------

Wayne Allison             $.10           100,000          12/15/99
                          $.25           100,000          12/15/99
                          $.50           50,000           12/15/99
                          $.50           50,000           12/15/97
                          $1.00          150,000          12/15/99
                          $1.50          16,667           12/15/97

Darrell Jolley            $.10           40,000           12/15/99
                          $.25           30,000           12/15/99
                          $.50           15,000           12/15/99
                          $.50           2,000            12/15/97

                       Schedule I - Page 1

OPTION HOLDERS            EXERCISE        NUMBER OF       EXPIRATION
                          PRICE           SHARES          DATE
                                          ENTITLED TO
                                          PURCHASE
------------------------  -------------   -------------   -------------

Darrell Jolley (cont'd)   $1.00           40,000          12/15/99
                          $1.50           667             12/15/97

Donald Corley             $.10            24,000          12/15/99
                          $.25            8,000           12/15/99
                          $.50            4,000           12/15/99
                          $1.00           8,000           12/15/99

Erica Chapman             $.10            2,500           12/15/99
                          $.25            5,000           12/15/99
                          $.50            2,500           12/15/99
                          $.50            40,000          12/15/97
                          $1.00           7,500           12/15/99
                          $1.50           13,334          12/15/97

Lisa Jones                $.10            2,500           12/15/99
                          $.25            5,000           12/15/99
                          $.50            2,500           12/15/99
                          $1.00           3,500           12/15/99

Angelique Mansfield       $.50            3,000           12/15/99

Brent Shehane             $.50            4,000           12/15/99

Jason Toombs              $.50            3,000           12/15/99

Jennifer Morgan           $.50            2,000           12/15/99

Mandy Rogers              $.50            2,000           12/15/99

Pete Cunningham           $.50            4,000           12/15/99

Rick Kelly                $.50            10,000          12/15/99

Michelle Leslie           $.50            3,000           12/15/99

                           Schedule I - Page 2

OPTION HOLDERS            EXERCISE        NUMBER OF       EXPIRATION
                          PRICE           SHARES          DATE
                                          ENTITLED TO
                                          PURCHASE
-----------------------   -------------   --------------  -----------------

Lanier Management         $1.00           20,000          6/15/98
                          $3.00           10,000          6/15/98

Mark Frerichs             $.50            10,000          12/15/97
                          $1.50           3,334           12/15/97

George Orm, III           $1.50           250,000         6/15/98

Dwight Allison            $.50            25,000          6/15/98

Glenn DeShaw              $.50            25,000          6/15/98

Marathon Capital          $.50            200,000         6/15/98
                          $1.50           100,000         6/15/98

Micro-Cap, LLC            $.50            200,000         6/15/98
                          $1.50           200,000         6/15/98

KRI Growth Stocks         $.50            50,000          6/15/98
                          $1.50           75,000          6/15/98

Wellstar                  $.25            100,000         6/15/98

Ira Allison               $.50            10,000          12/15/97
                          $1.50           3,334           12/15/97

Charles Jolley            $.50            20,000          12/15/97
                          $1.50           6,667           12/15/97

Benny Glover              $.50            6,000           12/15/97
                          $1.50           2,000           12/15/97

Scott Young               $.50            7,000           12/15/97
                          $1.50           2,334           12/15/97

Cecil Corley              $.50            3,000           12/15/97
                          $1.50           1,000           12/15/97

                           Schedule I - Page 3

OPTION HOLDERS            EXERCISE        NUMBER OF       EXPIRATION
                          PRICE           SHARES          DATE
                                          ENTITLED TO
                                          PURCHASE
-----------------------   -------------   -------------   --------------

Mike Gordon               $.50            6,000           12/15/97
                          $1.50           2,000           12/15/97

Paul Gordon               $.50            1,000           12/15/97
                          $1.50           333             12/15/97

Jerry Jacobs              $.50            50,000          12/15/97
                          $1.50           16,667          12/15/97

Guerilla Management       $.50            53,000          6/15/98
                          $1.50           35,332          6/15/98

Joe Kahl                  $1.00           12,500          6/15/98
                          $3.00           6,250           6/15/98

Dave Hammer               $.25            12,500          12/15/97
                          $.50            12,500          12/15/97

Jim Almond                $.25            12,500          12/15/97
                          $.50            12,500          12/15/97

Jerry White               $.25            12,500          12/15/97
                          $.50            12,500          12/15/97

Dan Weaver                $.25            12,500          12/15/97
                          $.50            12,500          12/15/97

Peter Medding             $1.00           25,000          6/15/98
                          $3.00           12,500          6/15/98

Synergy                   $1.00           60,000          6/15/98
                          $3.00           30,000          6/15/98

MFC Group                 $.50            136,000         6/15/98
                          $1.00           13,500          6/15/98


                            Schedule I - Page 4

OPTION HOLDERS           EXERCISE         NUMBER OF       EXPIRATION
                         PRICE            SHARES          DATE
                                          ENTITLED TO
                                          PURCHASE
----------------------   ---------------  --------------  ---------------

MFC Group (cont'd)       $1.50            79,332          6/15/98
                         $3.00            6,750           6/15/98


                           Schedule I - Page 5

                              SCHEDULE II

                    OPTICAL RESOURCE MANAGEMENT, INC.

                          FINANCIAL STATEMENTS
                    AND INDEPENDENT AUDITOR'S REPORT

               THE TWELVE MONTHS ENDED DECEMBER 31, 1995
                                   AND
                   AUGUST 1 (INCEPTION OF OPERATIONS)
                       THROUGH DECEMBER 31, 1994

Eads, Hunter & Company
Certified Public Accountants
2777 Stemmons Freeway, Suite 1659
Dallas, Texas 75207-2229
(214) 630-9177
Fax (214) 630-9283


                     INDEPENDENT AUDITOR'S REPORT

Board of Directors
Optical Resource Management, Inc.

We have audited the accompanying balance sheets of OPTICAL RESOURCE MANAGEMENT, INC. as of December 31, 1995 and 1994, and the related statements of income, retained earnings, and cash flows for the twelve months ended December 31, 1995 and for the period from August 1, 1994 (inception of operations) through December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our Opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OPTICAL RESOURCE MANAGEMENT, INC. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.

                                      /s/  EADS, HUNTER & COMPANY, P.C.

April 1, 1996

                  OPTICAL RESOURCE MANAGEMENT, INC.
                           BALANCE SHEET
                     DECEMBER 31, 1995 AND 1994

                                 ASSETS

                                                           1995         1994

CURRENT ASSETS
     Cash                                             $   7,890      $     0
     Accounts receivable
        Management fees                                 235,267       78,001
        Other receivables                                 3,500            0
     Development cost of future practice offices              0       16,559
     Deferred tax asset                                  41,000            0
     Prepaid assets                                       9,303          530
                                                      ----------     --------
          Total current assets                          296,960       95,090
                                                      ----------     --------

FIXED ASSETS
     Equipment held under capital leases                185,389       62,746
     Computer software                                    8,623        8,104
     Office equipment                                    16,770          538
                                                      ----------     --------
                                                        210,782       71,388
     Less accumulated depreciation                       45,905        3,598
                                                      ----------     --------
          Net fixed assets                              164,877       67,790
                                                      ----------     --------

OTHER ASSETS

     Organization costs, net                              3,010        3,850
     Deposit                                              2,407        2,407
     Notes receivable                                 1,595,000            0
                                                      ----------     --------
          Total other assets                          1,600,417        6,257
                                                      ----------     --------

                                                     $2,062,254     $169,137
                                                     ===========    =========

                       See Notes to Financial Statements.

                     OPTICAL RESOURCE MANAGEMENT, INC.
                               BALANCE SHEET
                        DECEMBER 31, 1995 AND 1994


                   LIABILITIES AND STOCKHOLDER'S EQUITY

                                                          1995         1994

CURRENT LIABILITIES
     Accounts payable                                $  23,545    $  19,074
     Obligations under capital leases
                   current portion                      22,405       18,722
     Notes payable - short term                        102,500            0
     Accrued expenses                                   92,840       34,067
     Interest payable                                    1,342            0
     Deferred tax liability                             82,000            0
     Income tax payable                                  1,500        4,481
                                                     ----------   ----------
          Total current liabilities                    326,132       76,344
                                                     ----------   ----------
LONG TERM LIABILITIES
     Obligations under capital leases                  130,283       40,723
     Deferred tax liability                            518,000        4,157
                                                     ----------   ----------
          Total long-term liabilities                  648,283       44,880
                                                     ----------   ----------
          Total liabilities                            974,415      121,224
                                                     ----------   ----------

STOCKHOLDER'S EQUITY
     Common stock - $.001 par value, 25,000,000
         shares authorized, 1,000,000 shares
         issued and outstanding                          1,000        1,000
     Paid-in capital                                     1,000        1,000
     Retained Earnings                               1,085,839       45,913
                                                     ---------      --------
         Total stockholder's equity                  1,087,839       47,913
                                                     ---------      --------
                                                    $2,062,254     $169,137
                                                    ==========     =========

                       See Notes to Financial Statements.

                     OPTICAL RESOURCE MANAGEMENT, INC.
                 STATEMENT OF INCOME AND RETAINED EARNINGS
             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995 AND
                  AUGUST 1, 1994 (INCEPTION OF OPERATIONS)
                         THROUGH DECEMBER 31, 1994

                                                            1995         1994

REVENUES
  Sale of practice offices - net                    $  1,491,115   $        0
  Management fees                                        388,041      125,102
  Cost reimbursements - leased personnel                 628,388      235,756
  Cost reimbursements - marketing and other              260,311        9,491
                                                    -------------  -----------
              Total revenues                           2,767,855      370,349
                                                    -------------  -----------

OPERATING EXPENSES
  Compensation - leased personnel                        572,841      207,418
  Compensation - administrative personnel                152,479       45,697
  Payroll taxes                                           71,400       20,963
  Employee benefits                                            0        6,751
  Rents                                                   60,451        2,654
  Communications                                           5,726        1,192
  Supplies                                                18,564        2,338
  Marketing                                              136,456        8,729
  Professional fees                                       13,758        7,668
  Outside services                                        63,219        4,996
  Depreciation                                            42,307        3,598
  Amortization                                               840          350
  Taxes - other                                                0          125
  Interest                                                13,657        1,909
  Miscellaneous                                           24,369        1,410
                                                     ------------   ----------
                       Total operating expenses        1,176,067      315,798
                                                     ------------   ----------

INCOME BEFORE TAX                                      1,591,788       54,551

Provision for income tax                                 551,862        8,638
                                                     ------------   ----------

NET INCOME                                             1,039,926       45,913

RETAINED EARNINGS, beginning of year                      45,913            0
                                                     ------------   ----------
RETAINED EARNINGS, end of year                       $ 1,085,839    $  45,913
                                                     ============   ==========

                          See Notes to Financial Statements.

                     OPTICAL RESOURCE MANAGEMENT, INC.
                          STATEMENT OF CASH FLOWS
               THE TWELVE MONTHS ENDED DECEMBER 31, 1995 AND
      AUGUST 1, 1994 (INCEPTION OF OPERATIONS) THROUGH DECEMBER 31, 1994

                                                            1995         1994
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                          $ 1,039,926   $  45,913
  Adjustments to reconcile net income to cash
   provided by operating activities
    Depreciation and amortization                          43,147       3,948
    Deferred income tax provision                         551,862       4,157
  Changes in operating assets and liabilities
    Accounts receivable                               (   160,767)   ( 78,001)
    Notes receivable                                  ( 1,595,000)          0
    Development cost of practice offices                   16,559    ( 16,559)
    Prepaid assets                                    (     8,773)   (    530)
    Accounts payable                                        3,141      20,404
    Accrued expenses                                       61,446      32,737
    Income tax payable                                          0       4,481
                                                      ------------   ---------
          Net cash used in operating activies         (    48,459)     16,550
                                                      ------------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment               (   139,394)   ( 71,388)
  Expenditures for other assets                                 0    (  6,607)
                                                      ------------   ---------
          Net cash used in investing activies         (   139,394)   ( 77,995)
                                                      ------------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                        0       2,000
  Proceeds from short-term debt                           102,500           0
  Proceeds from capital lease obligations                 122,643      62,746
  Payments on capital lease obligations               (    29,400)   (  3,301)
                                                      ------------   ---------
          Net cash provided by financing activities       195,743      61,445
                                                      ------------   ---------
CHANGES IN CASH                                             7,890           0

CASH, beginning of year                                         0           0
                                                      ------------   ---------
CASH, end of year                                     $     7,890    $      0
                                                      ============   =========

Interest paid                                         $    12,315    $  1,909
                                                      ============   =========

                         See Notes to Financial Statements
                                         5

                     OPTICAL RESOURCE MANAGEMENT, INC.
                       NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1995 AND 1994

1. NATURE OF OPERATIONS

   The Company's operations generate revenue from two major activities:

   (1) selling "stores" to doctors of optometry to be operated under the Eyemakers trade name. Stores are defined as the furniture, fixtures, finish out, equipment, and telephone number. Activities which precede the sale of stores include identifying locations, negotiating and obtaining facility leases; contracting for and overseeing the tenant finish-out activities which furnish and equip the location to be a retail eye-care "store" (defined above) for a doctor of optometry; and sub-leasing and maintaining the physical location to a doctor of optometry where a retail eye-care "store" (defined above) has been established.

   During the twelve months ended December 31, 1995, the Company generated gross revenues of $1,595,000 for this activity (see note 6), and none during the five months ended December 31, 1994.

   (2) executing practice management agreements with licensed doctors of optometry wherein the Company, among other things, makes available the following:

       *  Administrative Functions

       computer equipment and software, training of personnel, management and control systems for inventory, purchasing agent services, communications concerning new developments in optometric testing, products and services, and obtaining malpractice/general liability insurance.

       *  Personnel Management

       recruitment, employment, termination, and training of all personnel necessary for the operation of the store, maintenance of incentive programs, preparation and maintenance of a personnel manual, and development of a system to monitor productivity of personnel.

                     OPTICAL RESOURCE MANAGEMENT, INC.
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1995 AND 1994

1. NATURE OF OPERATIONS (continued)

        *  Marketing and Advertising

        develop plans to promote the location and the store, its services and products; use of the Eyemakers trade name; develop and maintain a public relations program; act as purchasing agent to obtain advertising in mass media; conduct market surveys; design and implement a telephone marketing, referral and patient call-back program.

        *  Information Management

        maintain patient files; design and implement procedures to ensure compliance with applicable laws and regulations which govern the practice of optometry; establish and maintain a post office address; retain legal counsel to handle matters affecting the practice of optometry; preparation of accounting records and financial reports; design and implement a cash management system.

   The doctors of optometry who sign the practice management agreements agree to pay the Company 11% of gross sales for these services.

   Since inception, the Company has entered into practice management agreements (which expire as shown below) with the following persons/entity who had existing practices as licensed doctors of optometry -

   Eyemakers, Inc.,
      George E. Orm III, O.D., President                       July 31, 2004
   Dwight Allison, O.D., Proprietor                          August 23, 2004
   Glennwood DeShaw, O.D., Proprietor                     September 14, 2004
   George E. ORM, Inc. Jr. [sic], O D., Proprietor         November 27, 2005

                       OPTICAL RESOURCE MANAGEMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1. NATURE OF OPERATIONS (continued)

   During the twelve and five months ended December 31, 1995 and 1994, the Company generated revenue of $388,041 and $125,102, respectively, which was based on the unaudited gross sales at each of the Eyemakers stores served by the Company under existing practice management agreements as shown below:

                                                               Unaudited
                                                       -----------------------
                                                                       1994
              Locations             Owner              1995         (5 months)
    --------------------------------------------------------------------------
    Mesquite, Town East Mall        Eyemakers, Inc.    $ 1,827,752  $  691,006
    Dallas, Montfort Rd.            Eyemakers, Inc.        643,201     235,581
    Garland, Belt Line Rd.          DeShaw                 298,732      74,472
    Bedford, Airport Frwy           Allison                258,789      70,293
    Irving, Irving Mall             Eyemakers, Inc.        368,508      65,947
    Plano, Legacy Drive             DeShaw                 104,644           0
    Richardson, Richardson Mall     GE Orm, Jr.             26,017           0
                                                       -----------  ----------
          Total                                        $ 3,527,643  $1,137,299
                                                       ===========  ==========

    Unaudited gross sales at these five locations for the twelve months ended December 31 were as follows:

                                                     Unaudited
                                     ----------------------------------------
                                         1995          1994          1993
                                     -----------   ------------   -----------
    Mesquite, Town East Mall         $1,827,752    $ 1,681,714    $1,539,424
    Dallas, Montfort Rd.                643,201        432,714       587,695
    Garland, Belt Line Rd               298,732         99,884             0
    Bedford, Airport Frwy               258,789         73,158             0
    Irving, Irving Mall                 368,508         65,947             0
    Plano, Legacy Drive                 104,644              0             0
    Richardson, Richardson Mall          26,017              0             0
                                     -----------   ------------   -----------
            Total                    $3,527,643    $ 2,353,417    $2,127,119

    The first four store locations were started by Eyemakers, Inc., prior to the formation of the Company. (See Note 3) Eyemakers, Inc. sold Dr. Allison and Dr. DeShaw their "stores" (as defined above) and received the proceeds of those transactions. Consequently, the doctors own their locations and do not pay rent to the Company.

                       OPTICAL RESOURCE MANAGEMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994

1. NATURE OF OPERATIONS (continued)

   In addition, the Company is reimbursed for the following costs -

   *  general and administrative expenses (e.g., supplies)
   * salaries, bonuses, employment taxes, and benefit costs of the Company's personnel which are leased to the doctor of optometry to manage the store.
   *  specific marketing and advertising expenditures

2. SIGNIFICANT ACCOUNTING POLICIES

   Income Tax - The provision for income tax is based on income recognition for financial statement purposes and includes the effects of temporary differences between book income and that recognized for tax return purposes. Temporary differences at December 31, 1995 include note receivable from sale of practice office, management receivable, trade payables and accrued expenses.

   Development Costs of Future Locations - All costs associated with identifying, negotiating, and executing leases for future locations and finish-out expenditures which become part of the real estate premises are capitalized and amortized over the life of the leases. All costs associated with the conversion of the empty lease space into a "store" are accumulated and charged to cost of sales when the "store" is sold to the doctor.

   Accounts Receivable - Receivables include unpaid fees for accounting, marketing, purchasing and management information services provided to doctors of optometry and for unpaid direct reimbursement of payroll, marketing and other pass-through charges. Management of the Company believes that no allowance for uncollectible accounts is necessary at year end.

   Fixed Assets - Computer equipment and software under capital lease, as well as other software, and office furniture are carried at cost. Book depreciation is recorded on the straight-line basis over estimated useful lives of three years.

   Accounting Estimates - In preparing financial statement in conformity with GAAP, management must make estimates based on future events that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from these estimates.

                        OPTICAL RESOURCE MANAGEMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 1995 AND 1994

3. RELATED PARTIES

   The Company's President and Chief Executive Officer, Dr. George E. Orm III, is also the sole shareholder of the company. Dr. Orm is also the sole shareholder of Eyemakers, Inc., a Texas corporation which operates Dr. Orm's three eye-care stores at the locations identified in note 1.

   Total receivables from Eyemakers, Inc. at December 31, 1995 and 1994, were $204,263 and $54,414, respectively. Total revenues from Eyemakers, Inc. recorded by the Company for the twelve and five-month periods ended December 31, were as follows:

                                          1995 (12 months)
                       -----------------------------------------------------
                       Management          Cost                 Total
    Location           Fees                Reimbursements       Revenues
    ------------------------------------------------------------------------
    Mesquite           $ 201,052           $ 411,396            $ 612,448
    Dallas                71,152             128,982              200,134
    Irving                40,578             103,446              144,024
                       ---------           ---------            ---------
          Total        $ 312,782           $ 643,824            $ 956,606
                       =========           =========            =========



                                          1994 (5 months)
                       ----------------------------------------------------
                       Management          Cost                 Total
    Location           Fees                Reimbursements       Revenues
    -----------------------------------------------------------------------
    Mesquite           $ 86,477            $ 155,745            $ 242,222
    Dallas               20,185               40,168               60,353
    Irving                5,963               14,577               20,540
                       --------            ---------            ---------
          Total        $112,625            $ 210,490            $ 323,115
                       ========            =========            =========

   In August 1995, Dr. George E. ORM, III purchased the Irving Mall location from the Company for $1,100,000 (see note 6), and the Company sold Orm III's father the Richardson location for $400,000.

                        OPTICAL RESOURCE MANAGEMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                            DECEMBER 31, 1995 AND 1994

4. LEASE COMMITMENTS

   The Company has entered into capitalized lease obligations for computer and medical equipment. Approximate future minimum lease payments for capitalized lease obligations as of December 31, 1995 are as follows:

               1996                                   $ 64,859
               1997                                     57,450
               1998                                     33,429
               1999                                     28,644
               2000                                     17,970
                                                     ---------
                    Total                              202,352
               Less interest portion                    49,664
                                                     ---------
                    Total                            $ 152,688
                                                     =========

   The Company has also entered into operating leases for the company's corporate headquarters, the Plano location, and two new locations in Irving and Richardson. The Company will sub-lease the space at the two new locations to the doctors who acquired the "stores."

   Approximate future minimum lease payments on non-cancelable operating leases with initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1995 are as follows:

                    1996                             $ 183,641
                    1997                               183,941
                    1998                               186,006
                    1999                               188,685
                    2000                               149,104
                    Thereafter                         615,254
                                                   -----------
                          Total                    $ 1,506,631
                                                   ===========

                    OPTICAL RESOURCE MANAGEMENT, INC.
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1995 AND 1994

5. INCOME TAX

   The net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994, are as follows:

                                                         1995          1994
                                                      ------------------------
             Deferred tax assets                       $ 41,000      $      0
                                                      ========================

             Deferred tax liabilities                  $600,000      $  4,157
                                                      ========================

   Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                                         1995          1994
                                                      ------------------------
              Current                                  $  1,500      $  4,481
              Deferred                                  550,362         4,157
                                                      ------------------------
                    Total income tax                   $551,862      $  8,638

   The reconciliation of income tax attributable to continuing operations computed at the Federal statutory tax rate to income tax expense is:

                                                          1995          1994
                                                      ------------------------
              Tax at Federal statutory rate             $ 557,126    $ 18,547
              Surtax exemption                            (5,264)      (9,909)
                                                      ------------------------
                     Total                              $ 551,862    $  8,638
                                                      ========================

   The deferred tax assets relate to accounts payable, while the tax liabilities relate to accounts receivable and the gross profit in the installment notes receivable.

                     OPTICAL RESOURCE MANAGEMENT, INC.
                      NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1995 AND 1994

6. SALE OF PRACTICE OFFICES

   During the twelve months ended December 31, 1995, the Company sold three "stores" as defined in Note 1. Sales and costs of sales during the twelve months were as follows:

                Location       Owner                Sale        Cost of Sale
   -------------------------------------------------------------------------

   May 27       Plano          DeShaw            $    95,000     $   49,053
   Aug 3        Irving         Eyemakers, Inc.     1,100,000         27,114
   Nov 27       Richardson     GE ORM, Jr.           400,000         27,718
                                                 ---------------------------
                Total                              1,595,000        103,885
                                                 ---------------------------
                Net Sales                        $ 1,491,115
                                                 ===========

   The sales are financed by the Company over ten (10) years with initial payments deferred 10 months. Each note bears interest at the following rates; Plano 10%, Irving 6%, and Richardson 10%. The collateral by which each note is secured includes all lease hold improvements, furniture and equipment, and all business records.

7. COMMITMENTS AND CONTINGENCIES

   As of the date of these financial statements, the Company determined that its activities associated with identifying locations and sub-leasing them to doctors of optometry constitute the sale of business opportunities (similar to a franchise). However, no legal opinion has been obtained as to whether the selling of "stores" constitutes the sale of a security. Management intends to obtain legal opinions on these matters prior to the end of 1996.

8. SUBSEQUENT EVENTS

   In January 1996, the Company reduced its management fee from 11% to 6% of store gross sales, for all stores opened after January 1, 1996.